Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2019 Results

Irvine, CA, March 12, 2020 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces its financial results for the quarter and year ended December 31, 2019.

For the fourth quarter of 2019, the Company reported a net (loss) of $(677) thousand, or $(0.03) per diluted common share, and core earnings of $1.8 million, or $0.08 per diluted common share, as compared to a net (loss) of $(6.4) million, or $(0.31) per diluted common share, and core earnings (loss) of $(6.6) million, or $(0.31) per diluted common share, for the fourth quarter of 2018.

For the year ended December 31, 2019, the Company reported a net (loss) of $(8.0) million, or $(0.38) per diluted common share, and core earnings of $15.8 million, or $0.75 per diluted common share, as compared to a net (loss) of $(145.4) million, or $(6.92) per diluted common share, and core earnings (loss) of $(34.8) million, or $(1.65) per diluted common share, for the year ended December 31, 2018.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (non-GAAP). Core earnings is a financial measurement that is calculated by adjusting GAAP operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and non-recurring expenses. The Company believes core earnings more accurately reflects the Company’s current business operations of mortgage originations. Core earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
(unaudited)	2019	2019	2018	2019	2018
Revenues:
Gain on sale of loans, net	$26,072	$31,073	$12,854	$98,830	$66,750
Servicing fees, net	2,973	3,465	7,807	12,943	37,257
(Loss) gain on mortgage servicing rights, net	353	(9,755)	(6,303)	(24,911)	(3,625)
Real estate services fees, net	753	921	1,192	3,287	4,327
Other	220	71	15	479	291
Total revenues	30,371	25,775	15,565	90,628	105,000
Expenses:
Personnel expense	18,005	18,725	13,661	65,191	64,143
Business promotion	3,091	1,292	3,854	9,319	26,936
General, administrative and other	6,284	5,619	8,323	22,410	35,339
Intangible asset impairment	—	—	—	—	18,347
Goodwill impairment	—	—	—	—	104,587
Total expenses	27,380	25,636	25,838	96,920	249,352
Operating income (loss):	2,991	139	(10,273)	(6,292)	(144,352)
Other (expense) income:
Net interest income	2,501	2,490	540	9,330	2,517
Change in fair value of long-term debt	(2,388)	304	3,281	(1,429)	3,978
Change in fair value of net trust assets	(3,964)	(1,724)	687	(9,831)	(2,549)
Total other (expense) income	(3,851)	1,070	4,508	(1,930)	3,946
(Loss) earnings before income taxes	(860)	1,209	(5,765)	(8,222)	(140,406)
Income tax expense (benefit)	(183)	(230)	676	(245)	5,004
Net (loss) earnings	$(677)	$1,439	$(6,441)	$(7,977)	$(145,410)
Other comprehensive (loss) earnings:
Change in fair value of mortgage-backed securities	(121)	107	—	—	—
Change in fair value of instrument specific credit risk	474	72	(1,201)	909	(3,141)
Total comprehensive (loss) earnings	$(324)	$1,618	$(7,642)	$(7,068)	$(148,551)

Diluted weighted average common shares	21,220	21,259	21,116	21,189	21,026
Diluted (loss) earnings per share	$(0.03)	$0.07	$(0.31)	$(0.38)	$(6.92)

Net loss for the year ended December 31, 2019 as compared to the year ended December 31, 2018 decreased as a result of an increase in gain on sale of loans, net as well as a decrease in operating expenses and intangible asset and goodwill impairment charges partially offset by a mark-to-market decrease in fair value of our MSRs. The increase in gain on sale of loans for 2019 was due to origination volumes increasing to $4.5 billion, with margins of approximately 217 bps as compared to $3.8 billion in originations in 2018, with margins of approximately 174 bps. The increase in margins was a result of the significant drop in mortgage interest rates, which began in the first quarter of 2019, which led to wider gain on sale margins. The primary driver of margin expansion was an increase in our consumer direct originations, which increased to 77% of total originations in 2019 as compared to 48% of total originations during the same period in 2018.

Total expenses decreased by $152.5 million, or 61%, to $96.9 million for the year ended December 31, 2019 compared to $249.4 million for the comparable period in 2018. Excluding goodwill and intangible asset impairment, total expenses decreased by $29.5 million, or 23% for the year ended December 31, 2019, as compared to the year-ended December 31, 2018. Personnel expense increased $1.0 million to $65.2 million for the year ended December 31, 2019. The increase is primarily related to an increase in commission expense and staffing levels as a result of the aforementioned increase in origination volumes, which increased 18% during 2019 as compared to the same period in 2018. Despite the increase in personnel expense as a result of the increase in origination volume during the year, personnel expense decreased to 143 bps of loan funding’s as compared to 167 bps of loan funding’s for the same period in 2018. As a result of the decrease in mortgage interest rates in 2019, we began increasing overhead during the third quarter to align capacity levels with our increased origination projections. Despite this recent increase in headcount, average headcount decreased 4% for the year ended December 31, 2019 as compared to the same period in 2018.

Business promotion decreased $17.6 million to $9.3 million for the year ended December 31, 2019 compared to $26.9 million for the comparable period in 2018. Business promotion decreased as a result of the shift in consumer direct marketing strategy we made in the latter half of 2018 away from radio and television advertisements to a digital campaign. The shift in strategy allows for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies

General, administrative and other expenses decreased to $22.4 million for the year ended December 31, 2019 compared to $35.3 million for the same period in 2018. The decrease was partially related to a $7.8 million reduction in legal and professional fees, $4.8 million of which was the result of the Company successfully resolving, through dismissal or settlement, three long standing litigation matters during 2018, which dated back to origination and securitization activities related to the mortgage crisis of 2008. The decrease in general and administrative and other expense was also attributable to a $3.2 million decrease in intangible asset amortization, which was fully written-off or amortized in 2018. Additionally, occupancy expense decreased $1.7 million as a result of the relocation of the retail direct division into our corporate office in the fourth quarter of 2018, which was partially offset by the increase of additional office space at our corporate office entered into in the third quarter of 2019.

Servicing Portfolio Data

(in millions)

	As of December 31, 2019	As of September 30, 2019	% Change	As of December 31, 2018	% Change
Mortgage Servicing Portfolio (UPB)	$4,931.8	$5,374.0	-8%	$6,218.1	-21%
Mortgage Servicing Rights	$41.5	$40.8	2%	$64.7	-36%

	Q4 2019	Q3 2019	% Change	Q4 2018	% Change
Servicing Fees, Net	$3.0	$3.5	-14%	$7.8	-62%

At December 31 2019, the mortgage servicing portfolio decreased to $4.9 billion as compared to $6.2 billion at December 31, 2018. The decrease was due to a shift in strategy during the third and fourth quarters of 2018 to direct our efforts on repositioning the Company by focusing on our core NonQM lending business and strengthen our liquidity position. During 2018, the mortgage servicing portfolio decreased approximately $10.1 billion as we completed two servicing sales of approximately $10.5 billion in UPB of FNMA and GNMA mortgage servicing rights during the fourth quarter. During 2019, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.

The servicing portfolio generated net servicing fees of $12.9 million for the year ended December 31, 2019, a 65% decrease over the net servicing fees of $37.3 million for the year ended December 31, 2018, as a result of the aforementioned mortgage servicing sales in 2018. Delinquencies within the servicing portfolio have remained low at 0.51% for 60+ days delinquent as of December 31, 2019 as compared to 0.25% as of December 31, 2018.

For the year ended December 31, 2019, loss on MSRs was $24.9 million compared to $3.6 million in the comparable 2018 period. For the year ended December 31, 2019, we recorded a $25.8 million loss from change in fair value of MSRs primarily due to changes in fair value associated with changes in market interest rates, inputs and assumptions as well as voluntary and scheduled prepayments. As a result of the aforementioned significant decrease in interest rates during the year ended December 31, 2019, $23.4 million of the $25.8 million change in fair value of MSRs was due to prepayments, with $13.0 million primarily due to an increase in prepayment speed assumptions and $10.4 million due to voluntary prepayments.

Origination Data

(in millions)

Total Originations	Q4 2019	Q3 2019	% Change	Q4 2018	% Change
Retail	$1,231.5	$1,386.1	-11%	$318.5	287%
Correspondent	$59.0	$57.9	2%	$64.4	-8%
Wholesale	$219.1	$192.3	14%	$249.2	-12%
Total Originations	$1,509.6	$1,636.3	-8%	$632.1	139%

	YE 2019	YE 2018	% Change
Retail Originations	$3,505.7	$1,842.2	90%
Correspondent Originations	$226.8	$1,119.5	-80%
Wholesale Originations	$816.3	$877.9	-7%
Total Originations	$4,548.8	$3,839.6	18%

NonQM Originations	Q4 2019	Q3 2019	% Change	Q4 2018	% Change
Retail	$56.6	$37.6	51%	$102.5	-45%
Correspondent	$56.5	$49.9	13%	$56.3	0%
Wholesale	$212.6	$169.9	25%	$102.5	107%
Total NonQM Originations	$325.7	$257.4	27%	$261.3	25%

NonQM Originations	YE 2019	YE 2018	% Change
Retail	$257.8	$337.5	-24%
Correspondent	$206.7	$222.1	-7%
Wholesale	$777.0	$741.3	5%
Total NonQM Originations	$1,241.5	$1,300.9	-5%

During the year ended 2019, total originations increased 18% to $4.5 billion as compared to $3.8 billion in 2018. Retail originations represented the largest channel of originations with 77%, or $3.5 billion, of total originations in 2019. For the fourth quarter of 2019, our total originations increased to $1.5 billion, a 139% increase, as compared to $632.1 million for the fourth quarter of 2018. The increase in originations from 2018 was a result of the continued drop in mortgage interest rates, which began in the first quarter of 2019.

In the fourth quarter of 2019, the origination volume of NonQM loans was $325.7 million, or 22% of total originations, as compared to $397.4 million, or 63% of total originations, in the fourth quarter of 2018. For the year ended December 31, 2019, the origination volume of NonQM loans was $1.2 billion, or 27% of total originations, as compared to $1.3 billion, or 34% of total originations, in 2018. In 2019, the retail channel accounted for 21% of NonQM originations while the third-party origination (TPO) channels accounted for 79% of NonQM production. In 2018, the retail channel accounted for 26% of NonQM originations, while the TPO channels accounted for 74% of NonQM production. For the fourth quarter of 2019, our NonQM origination volume had an average FICO of 736 and a weighted average LTV of 70%, as compared to an average FICO of 728 and a weighted average LTV of 71% for the third quarter of 2019.

Summary Balance Sheet	December 31,	December 31,
(in thousands, except per share data)	2019	2018
ASSETS
Cash	$24,666	$23,200
Mortgage loans held-for-sale	782,143	353,601
Mortgage servicing rights	41,470	64,728
Securitized mortgage trust assets	2,634,746	3,165,590
Other assets	63,254	40,824
Total assets	$3,546,279	$3,647,943

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$701,563	$284,137
Debt	70,430	69,841
Securitized mortgage trust liabilities	2,619,210	3,148,215
Other liabilities	50,839	35,575
Total liabilities	3,442,042	3,537,768
Total equity	104,237	110,175
Total liabilities and stockholders’ equity	$3,546,279	$3,647,943

Book value per share	$4.90	$5.22
Tangible Book value per share	$4.90	$5.22

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “The Company’s Core Earnings of $16 million for 2019 contrast to Core Losses of $35 million for 2018, a $51 million favorable delta of approximately $2.40 per share. Historically, near term challenge creates long term opportunity. The Company believes it has positioned itself to manage the challenges of today’s markets and to benefit from opportunities that will present themselves once these markets normalize. The momentum we have created in 2019 should accelerate in the future as we continue to invest in technology, product design, industry talent and geographic expansion. We understand that these are extraordinary times, with unprecedented interest rate shocks and global market dislocations. Any enthusiasm for future prospects must be properly balanced and tempered by potential supply and distribution constraints, and attendant liquidity risks associated with current macro-economic conditions.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net income (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net income (loss):

Core Earnings (Loss)	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net (loss) earnings before tax:	$(860)	$1,209	$(5,765)	$(8,222)	$(140,406)

Change in fair value of mortgage servicing rights	(3,694)	5,264	1,763	12,161	(22,857)
Change in fair value of long-term debt	2,388	(304)	(3,281)	1,429	(3,978)
Change in fair value of net trust assets, including trust REO gains	3,964	1,724	(687)	9,831	2,549
Legal settlements and professional fees, for legacy matters	—	—	1,072	50	4,847
Severance	—	—	326	539	2,158
Intangible asset impairment	—	—	—	—	18,347
Goodwill impairment	—	—	—	—	104,587
Core earnings (loss) before tax	$1,798	$7,893	$(6,572)	$15,788	$(34,753)

Diluted weighted average common shares	21,220	21,259	21,116	21,189	21,026
Diluted core earnings (loss) per share before tax	$0.08	$0.37	$(0.31)	$0.75	$(1.65)

	For the Three Months Ended			For the Year Ended
	December 31,	June 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Diluted (loss) earnings per share	$(0.03)	$0.07	$(0.31)	$(0.38)	$(6.92)
Adjustments:
Income tax (benefit) expense	(0.01)	(0.01)	0.03	(0.01)	0.24
Change in fair value of mortgage servicing rights	(0.17)	0.24	0.09	0.58	(1.08)
Change in fair value of long-term debt	0.11	(0.01)	(0.16)	0.07	(0.18)
Change in fair value of net trust assets, including trust REO gains (losses)	0.18	0.08	(0.03)	0.46	0.12
Legal settlements and professional fees, for legacy matters	—	—	0.05	—	0.23
Severance	—	—	0.02	0.03	0.10
Intangible asset impairment	—	—	—	—	0.87
Goodwill impairment	—	—	—	—	4.97
Diluted core earnings (loss) per share before tax	$0.08	$0.37	$(0.31)	$0.75	$(1.65)

Conference Call

The Company will hold a conference call on March 13, 2020, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 2148056, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets of the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products; expansion of NonQM loan originations; ability to successfully diversify our loan products; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com